UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2017 (June 1, 2017)

HEALTHCARE TRUST OF AMERICA, INC.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

(Exact name of registrant as specified in its charter)

Maryland	001-35568	20-4738467
Delaware	333-190916	20-4738347
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona	85254
(Address of principal executive offices)	(Zip Code)

(480) 998-3478

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2017, Healthcare Trust of America Holdings, LP (the “Operating Partnership”), the operating partnership subsidiary of Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA” and together with the Operating Partnership, the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) among the Operating Partnership and HTA, on the one hand, and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc. (the “Representatives”), on the other hand. The Underwriting Agreement relates to the issuance of $400.0 million in aggregate principal amount of the Operating Partnership’s 2.950% Senior Notes due 2022 (the “2022 Notes”) and $500.0 million in aggregate principal amount of the Operating Partnership’s 3.750% Senior Notes due 2027 (the “2027 Notes” and, together with the 2022 Notes, the “Notes”) in a public offering (the “Offering”) through underwriters represented by the Representatives. The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this report.

The Notes will be registered under the Securities Act on the Company’s automatic shelf registration statement on Form S-3ASR (File No. 333-202388), filed with the Securities and Exchange Commission on February 27, 2015. The Notes will be issued pursuant to an indenture for the 2022 Notes and an indenture for the 2027 Notes (collectively, the “Indentures”), each among the Operating Partnership, as issuer, HTA, as guarantor, and U.S. Bank National Association, as trustee. The Indentures will contain various restrictive covenants, including limitations on the Operating Partnership’s ability to incur additional indebtedness, requirements to maintain a pool of unencumbered assets and requirements to maintain insurance with financially sound and reputable insurance companies.

The net proceeds of the Offering will be approximately $890.1 million, after deducting the underwriting discount and estimated offering expenses. The Operating Partnership intends to use the net proceeds of the Offering (i) to repay a portion of the outstanding indebtedness under the revolving credit and term loan facility, (ii) to fund a portion of the $2.75 billion purchase price for the acquisition of substantially all of the medical office building assets and medical development platform (the “Duke Assets”) of Duke Realty Limited Partnership, Duke Construction Limited Partnership and certain of their subsidiaries and affiliated entities, which was announced on May 1, 2017 (the “Duke Acquisition”) and (iii) for general corporate purposes, including, without limitation, working capital and investment in real estate.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, attached hereto as Exhibit 1.1 and incorporated by reference herein.

Item 8.01 Other Events.

At the time the Duke Acquisition was announced, 31 of the properties comprising the Duke Assets were subject to rights of first offer (“ROFOs”) and/or rights of first refusal (“ROFRs”), which, if exercised, could remove such properties from the portfolio to be acquired as a part of the Duke Acquisition. The value of such assets was approximately $1.3 billion. As of June 1, 2017, two of the holders of the ROFOs and/or ROFRs have indicated an intention to exercise their rights thereunder and seven ROFOs and/or ROFRs have been waived by the holders.

As of June 1, 2017, the Company had closed on 19 of the properties comprising the Duke Assets for an aggregate purchase price of approximately $512 million.

Thus far, during the second quarter of 2017, the Company also completed investments of $326.1 million for 16 other medical office buildings (92% leased and approximately 1.0 million square feet of gross leasable area). These investments are located in several of the Company’s key markets (Dallas, Texas; Houston, Texas; Phoenix, Arizona; and Orange County/Los Angeles, California).

During the second quarter of 2017, but prior to the May 2017 Class A common stock offering, HTA sold approximately 2.0 million shares of its Class A common stock under its at-the-market program for net proceeds of approximately $62 million.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement, dated June 1, 2017, among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Healthcare Trust of America, Inc.

Date: June 7, 2017	By:	/s/ Scott D. Peters
		Name:	Scott D. Peters
		Title:	Chief Executive Officer, President and Chairman

Healthcare Trust of America Holdings, LP

	By:	Healthcare Trust of America, Inc.,
its General Partner

Date: June 7, 2017	By:	/s/ Scott D. Peters
		Name:	Scott D. Peters
		Title:	Chief Executive Officer, President and Chairman